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                                                                 EXHIBIT 5.1 (b)

                     HOMESIDE LENDING INC. -- JACOBS OPINION



                                April 25, 1997


HomeSide Lending Inc.
7301 Baymeadows Way
Jacksonville, FL  32256

Ladies and Gentlemen:

     I am General Counsel and Executive Vice President of HomeSide Lending, Inc., a Florida corporation (the "Company"). The Company is registering under the Securities Act of 1933, as amended, $1,000,000,000 aggregate initial offering price of debt securities pursuant to a registration statement on Form S-1 (File No. 333-21193) filed with the Securities and Exchange Commission (the "Registration Statement"). The debt securities are being issued pursuant to an indenture in the form filed as an exhibit to the Registration Statement (the "Indenture").

     As such counsel, I have examined such corporate records, certificates and other documents of or relating to the Company as I have deemed necessary as a basis for the opinions hereinafter expressed. I have assumed the genuineness of all signatures, the authenticity of all original or certified copies and the conformity to original or certified copies of all copies submitted to me as conformed or reproduction copies. I have also assumed, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are valid, binding and enforceable obligations of such parties.


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HomeSide Lending Inc.
April  , 1997
Page 2


     I am a member of the bar of the State of Florida. I express no opinion herein as to the laws of any jurisdiction other than the laws of the State of Florida.

     Based upon the foregoing, subject to the limitations set forth herein and having regard for such legal considerations as I deem relevant, I am of the opinion that, when the terms of the debt securities being offered pursuant to the Registration Statement have been duly established in conformity with the Indenture and in conformity with any applicable law or agreement or instrument then binding on the Company, then, such debt securities will be duly authorized by all requisite action (corporate or otherwise) by the Company.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to my name under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement and to the reliance by Hutchins, Wheeler & Dittmar, a Professional Corporation and Brown & Wood, LLP on this opinion as to matters of Florida law in rendering their opinions of even date herewith filed as Exhibits to the Registration Statement.

                                Very truly yours,

                                /s/ Robert J. Jacobs

                                Robert J. Jacobs
                                Executive Vice President, Secretary and General Counsel
                                HomeSide Lending Inc.



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